Exhibit 99.1

Red Cat Raises Up to $20 Million in Debt Financing

Applies for $58 Million with the Department of Defense Office of Strategic Capital

SAN JUAN, Puerto Rico, February 12, 2025 – Red Cat Holdings, Inc. (Nasdaq: RCAT) (“Red Cat”), a drone technology company integrating robotic hardware and software for military, government, and commercial operations, today announced it has entered into an agreement for up to $20 million and closed on the initial tranche of $16.5 Million in debt financing with The Lind Partners, a New York based institutional fund manager (“Lind”). Details of the agreement include:

●	Debt Financing convertible at $16.15 share price
●	Initial Tranche proceeds of $15 million
●	1 million warrants exercisable at $15.00 per share non cashless

Additionally, Red Cat has applied for $58 million in debt financing from the Department of Defense Office of Strategic Capital (OSC). OSC implements strategies and partnerships to accelerate and scale private investment in critical supply chain technologies needed for national security. They have identified 14 critical technology areas vital to maintaining the United States’ national security. These have been grouped into three categories as found in the 2023 National Defense Science and Technology Strategy.

●	Seed Areas of Emerging Opportunity
●	Effective Adoption Areas
●	Defense-Specific Areas

The investment is expected to provide Red Cat with the working capital needed to scale up production and the ongoing development of its Arachnid Family of Systems, which includes Black Widow™, Edge 130, and a new line of FANG™ First-Person View (FPV) drones. The goal of the Family of Systems is to meet the needs of the U.S. Department of Defense and NATO Allies for drone systems that are low-cost, portable, field repairable, and recoverable.

“The recent financing will allow us to expedite and expand the Edge 130 factory and build-out and ramp up mass production of the Black Widow,” said Jeff Thompson. Red Cat CEO. “As a company focused on technology that advances the Department of Defense capabilities, we are a strong candidate for the Office of Strategic Capital's low-cost debt program. The potential total financing of $93 million is the least dilutive option for our shareholders.”

About Red Cat, Inc.

Red Cat (Nasdaq: RCAT) is a drone technology company integrating robotic hardware and software for military, government, and commercial operations. Through two wholly owned subsidiaries, Teal Drones and FlightWave Aerospace, Red Cat has developed a Family of Systems. This includes the Black Widow™, a small unmanned ISR system that was awarded the U.S. Army’s Short Range Reconnaissance (SRR) Program of Record contract. The Family of Systems also includes TRICHON™, a fixed wing VTOL for extended endurance and range, and FANG™, the industry's first line of NDAA compliant FPV drones optimized for military operations with precision strike capabilities. Learn more at www.redcat.red.

About The Lind Partners

The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind's funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 150 direct investments totaling over US$1.5 Billion in transaction value, Lind's funds have been flexible and supportive capital partners to investee companies since 2011.

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts:

INVESTORS:

E-mail: Investors@redcat.red

NEWS MEDIA:

Indicate Media

Phone: (347) 880-2895

Email: peter@indicatemedia.com